Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-4 of our report dated June 16, 2025, except for the matter discussed under Correction of Immaterial Disclosure Error in Note 2 as to which the date is August 5, 2025, relating to the financial statements of Goldenstone Acquisition Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs llp

New York, NY

August 5, 2025